                                                                       EXHIBIT 2

                            AGREEMENT AND PLAN OF MERGER


              Agreement entered into as of January 20, 1997 by and among Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Buyer"), CPI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and ChemGenics Pharmaceuticals Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

              This Agreement contemplates a tax-free merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company.

              Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                      ARTICLE I

                                     THE MERGER

              1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

              1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston MA, commencing at 9:00 a.m. local time as soon as practicable, and in any event no later than three business days, after the satisfaction or waiver of all conditions set forth in Article V hereof to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

              1.3 ACTIONS AT THE CLOSING. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
         Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger, (d) each Stockholder of record of the Company (the "Company Stockholders") may deliver to the Buyer for cancellation such Company Stockholder's certificate or certificates representing Company Shares,
         (e) the Buyer shall deliver the appropriate number of Merger Shares (as defined below) to each Company Stockholder who shall have delivered its certificate or certificates representing Company Shares pursuant to the foregoing clause (d), and (f) the Buyer shall deliver a certificate for the Merger Shares, other than those delivered pursuant to the foregoing clause (e), to a bank or trust company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7.

              1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

              1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                   (a) Each share of common stock, $.001 par value per share (the "Company Common Stock"), and of convertible preferred stock, $.01 par value per share (the "Company Convertible Preferred Stock"), of the Company (collectively, "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Company Shares held in the Company's treasury) shall be converted into and shall represent the right to receive such number of shares of common stock, $.001 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio. The "Conversion Ratio" shall initially be equal to a fraction expressed as a decimal carried out to four places, the numerator of which is 4,782,825 and the denominator of which is the total number of issued and outstanding Company Shares at the Effective Time. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.

         The shares of Buyer Common Stock issued pursuant to this Section 1.5(a) are referred to herein as the "Merger Shares."

                   (b) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

                   (c) Each share of common stock, $.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.001 par value per share, of the Surviving Corporation.

              1.6  Dissenting Shares.
                   -----------------

                   (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of (or consented by written action to) the adoption of this Agreement and approval of the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5(a).

                   (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

              1.7  Exchange of Shares.
                   ------------------

                   (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, or as soon thereafter as reasonably practicable, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5(a), other than those issued pursuant to Section 1.3(e) hereof. As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate (other than those surrendered and exchanged at the Closing) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 1.5(a). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice (or surrender at Closing pursuant to Section 1.3(e) hereof), shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5(a). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5(a). Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

                   (b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Shares issuable to such holder pursuant to Section 1.5(a) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                   (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to
         Section 1.5(a). The Board of Directors of the Buyer may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

                   (d) Promptly following the date which is six months after the Closing Date, the Exchange Agent shall return to the Buyer all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5(a).

                   (e) Notwithstanding anything in this Section 1.7 to the contrary, if the number of Merger Shares to be delivered to the Exchange Agent as provided in Section 1.3(f) is less than 2,000,000 shares, the Buyer need not appoint an Exchange Agent, but instead may itself perform all of the duties and obligations of the Exchange Agent provided for in this Agreement.

              1.8 DIVIDENDS. No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

              1.9 FRACTIONAL SHARES. No certificates or script representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such person would be entitled, rounded up or down to the nearest whole number.

             1.10  Options and Warrants.
                   --------------------

                   (a) As of the Effective Time, all options to purchase Company Shares issued by the Company pursuant to its 1992 Employee, Director and Consultant Stock Option Plan ("Options"), whether vested or unvested, shall be assumed by the Buyer and shall be deemed to be Options granted pursuant to the Buyer's 1996 Equity Incentive Plan. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number or, in the case of .5, to the nearest odd number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged. Each assumed Option shall be covered by an effective Registration Statement on Form S-8.

                   (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.10, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.10 and such notice).

                   (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.10.

                  (d) Subject to, and simultaneously with the occurrence of, the Closing, each of PerSeptive Biosystems, Inc. ("PBS"), and Comdisco, Inc. ("Comdisco"), shall surrender to the Company the respective warrants to purchase shares of capital stock of the Company ("Warrants") held by them in consideration of specified cash payments, all as provided in the respective letter agreements of even date herewith by and among the Buyer, the Company and PBS and by and among the Buyer, the Company and Comdisco.

             1.11 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

             1.12 BY-LAWS. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

             1.13 DIRECTORS AND OFFICERS. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions, except as specified by the Buyer pursuant to Section 5.2(g).

             1.14 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

             1.15 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5(a), subject to applicable law in the case of Dissenting Shares.

             1.16 BOARD SEAT. The Company and the Buyer agree that the Company shall have the right to designate an individual to serve on the Board of Directors of the Buyer, such individual to be acceptable to the Buyer. The Buyer agrees to use reasonable efforts to cause such individual to be elected to the Board of Directors of the Buyer as soon as reasonably practicable after such individual is agreed upon by the Buyer and the Company. The

         Buyer shall have no further obligations under this Section 1.16 from and after December 31, 1997.

                                     ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall be deemed to qualify other paragraphs in this Article II if it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

              2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than any such failures to be so qualified or in corporate and tax good standing that do not, either individually or in the aggregate, have a material adverse effect on the assets, business, financial condition, results of operations or future prospects (other than prospects relating to the economy in general or the biotechnology or pharmaceutical industries in general) of the Company (a "Material Adverse Effect"). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

              2.2 CAPITALIZATION. The authorized capital stock of the Company, as of the date of this Agreement, consists of (i) 13,441,667 shares of convertible preferred stock, $.01 par value per share, of which 6,400,000 shares are designated Series A Convertible Preferred Stock, 6,150,732 shares of which are issued and outstanding, 1,100,000 shares are designated Series B Convertible Preferred Stock, 1,063,366 shares of which are issued and outstanding, 775,000 shares are designated Series C

         Convertible Preferred Stock, 767,739 shares of which are issued and outstanding, 3,000,000 shares are designated Series D Convertible Preferred Stock, all of which are issued and outstanding, and 2,166,667 shares are designated Series E Convertible Preferred Stock, 833,334 shares of which are issued and outstanding, and (ii) 33,866,667 shares of common stock, $.001 par value per share, 8,335,079 shares of which are issued and outstanding and no shares of which are held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth as of the date of this Agreement, a complete and accurate list of
         (i) all stockholders of the Company, indicating (by class and series) the number of Company Shares held by each stockholder, and (ii) all holders of Options and Warrants, indicating (by class and series) the number of Company Shares subject to each Option and Warrant. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any Company Shares. To the knowledge of the Company, all of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

              2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by (i) the holders of 60% of the issued and outstanding shares of Company Convertible Preferred Stock voting as a single class and (ii) the holders of a majority of the issued and outstanding shares of Company Common Stock and Company Convertible Preferred Stock, voting together as a single class (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

              2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will:

                   (a) conflict with or violate any provision of the charter or By-laws of the Company;

                   (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a Material Adverse Effect or materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

                   (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Material Adverse Effect or materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

                   (d) result in the imposition of any Security Interest upon any assets of the Company; or

                   (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

         For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and

         (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice ("Ordinary Course of Business") of the Company and not material to the Company.

              2.5 SUBSIDIARIES. The Company does not, directly or indirectly, have the power to vote or direct the voting of sufficient securities to elect a majority of the directors of any corporation and does not have a similar or analogous power with respect to any other type of business entity, including without limitation a trust, partnership or limited liability company.

              2.6 REGISTRATION STATEMENT AND FINANCIAL STATEMENTS. The Company has previously furnished to the Buyer complete and accurate copies, as amended or supplemented (including without limitation Amendment No. 1 dated January 14, 1997), of its Registration Statement on Form S-1 (as initially filed with the Securities and Exchange Commission (the "SEC") on December 18, 1996) (the "Company Registration Statement"). As of January 14, 1997, the Company Registration Statement did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company Registration Statement (the "Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), (iii) fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Company.

              2.7 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, (a) there has not been any material adverse change in the assets, business, financial condition, results of operations or future prospects (other than (i) prospects relating to the economy in general or the biotechnology or pharmaceutical industries in general or (ii) any circumstances or events arising out of or resulting from the execution or performance of this Agreement, including without limitation any action by Pfizer, Inc. or Wyeth-Ayerst or any departure of any key employees) of the Company, and (b) the Company has not taken (except with the prior written consent of the Buyer) any of the actions set forth in paragraphs (a) through (n) of Section 4.4, except that the Company has incurred costs, expenses and obligations in connection with the Company Registration Statement.

              2.8 UNDISCLOSED LIABILITIES. The Company does not have any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on its balance sheet dated December 31, 1996 included in the Company Registration Statement (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since December 31, 1996 in the Ordinary Course of Business or in connection with the public offering contemplated by the Company Registration Statement and (c) liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or in the notes thereto.

              2.9 TAX MATTERS. The Company has filed all tax returns that it was required to file and, to the knowledge of the Company, all such tax returns were correct and complete in all material respects. The Company is not a party to any tax allocation or sharing agreement. The Company is not and has not ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

             2.10 Intellectual Property.
                  ---------------------

                  (a) To the knowledge of the Company, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights (and any applications for such patents, trademarks, trade names, service marks and copyrights), schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are material to the conduct of its business as currently conducted or planned to be conducted (as described in the Company Registration Statement). Section 2.10 of the Disclosure Schedule lists (i) all material written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any third party is authorized to use any Intellectual Property rights of the Company or pursuant to which the Company assigns Intellectual Property rights to any third party, and (ii) all material written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks, copyrights (including software) or other Intellectual Property.

                  (b) The Company has not been named in any suit, action or proceeding which involves a claim of infringement by the Company of any Intellectual Property right of any third party, which, if determined adversely to the Company, would reasonably foreseeably have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company, and the Company has not received any written threat as to the institution by a third party of any such suit, action or proceeding. The Company is a party to agreements that provide that the Company will own all Intellectual Property rights in any developments made by any of its employees or contractors. To the knowledge of the Company, the conduct of its business as currently conducted and planned to be conducted (as described in the Company Registration Statement) does not infringe any Intellectual Property rights of a third party, other than infringements that do not and will not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property rights of the Company are not being infringed by activities, products or services of any third party in a manner that has a Material Adverse Effect.

             2.11 MATERIAL CONTRACTS. Item 16 of the Company Registration Statement lists each contract to which the Company is a party which is material to the Company (a "Material Contract"). The Company has delivered to the Buyer a correct and complete copy of each Material Contract. As to each Material Contact, neither the Company nor, to the knowledge of the Company, the other party thereto is in breach or default thereunder, other than breaches or defaults which do not, either individually or in the aggregate, have a Material Adverse Effect.

             2.12 LITIGATION. Section 2.12 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or before any Governmental Entity or before any arbitrator to which the Company is a party or, to the knowledge of the Company, is threatened to be made a party that reasonably could be expected to have a Material Adverse Effect.

             2.13 EMPLOYEES. To the knowledge of the Company, as of the date of this Agreement, no key employee of the Company or group of employees of the Company has any plans to terminate employment with the Company, which terminations, either individually or in the aggregate, have a Material Adverse Effect. The Company is not a party to or bound by any collective bargaining agreement.

             2.14 Employee Benefits and Contracts.
                  -------------------------------

                  (a) The Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company. Each of such employee benefit plans complies in all material respects with applicable requirements of ERISA or the

         Code, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) has occurred with respect to any such plan, and no termination, if it has occurred or were to occur before the Effective Date, would present a risk of liability to any Governmental Entity or other persons that would have a Material Adverse Effect.

                   (b) The Company has never maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA. Each employee benefit plan of the Company intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service confirming such qualification. The Company has never had an obligation to contribute to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. There are no unfunded obligations under any employee benefit plan of the Company providing benefits after termination of employment to any employee or former employee, including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980(B) of the Code. Each employee benefit plan of the Company may be amended or terminated by the Company without the consent or approval of any other person. Except for Section 1.10(a) of this Agreement, there is no employee benefit plan, stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan of the Company, any of the benefits of which will be increased or the vesting of the benefits under which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

                   (c) The Company is not obligated to make any parachute payment, as defined in Section 280G(b)(2) of the Code, nor will any parachute payment be deemed to have occurred as a result of or arising out of any of the transactions contemplated by this Agreement. The Company has no contract, agreement, obligation or arrangement with any employee or other person, any of the benefits of which will be increased or the vesting of the benefits under which will be accelerated by any change of control of the Company or the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement (other than those transactions contemplated by Section 1.10(a) hereof).

             2.15  Environmental Matters.
                   ---------------------

                   (a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety.

                   (b) To the knowledge of the Company, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company, other than releases that do not and will not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                   (c) Set forth in Section 2.15(c) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company. The Company is not aware of any material environmental liability of any such transporter or facility.

             2.16 LEGAL COMPLIANCE. The Company and the conduct and operations of its business, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business, except for any violations of or defaults under a law referred to in clause (b) above which do not and will not, individually or in the aggregate, have a Material Adverse Effect.

             2.17 PERMITS. The Company holds all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") material to the conduct of its business. Each such Permit is in full force and effect and, to the knowledge of the Company, will continue in full force and effect following the Closing.

             2.18 BROKERS' FEES. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

             2.19 COMPANY ACTION. The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

             2.20 COMPANY STOCKHOLDERS. As of the date of this Agreement, the Company has 52 stockholders of record. Based solely upon representations made to the Company by such stockholders, 24 of such stockholders are "accredited investors" (as defined in Regulation D promulgated under the Securities Act ("Regulation D")), and 28 of such stockholders are not "accredited investors" under Regulation D.


                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE BUYER
                           AND THE TRANSITORY SUBSIDIARY

              Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

              3.1 ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer is not in default under or in violation of any provision of its Certificate of Incorporation, as amended, or By-laws.

              3.2 CAPITALIZATION. The authorized capital stock of the Buyer, as of January 14, 1997, consists of (i) 100,000,000 shares of Buyer Common Stock, of which 23,924,063 shares were issued and outstanding and none were held in the treasury of the Buyer and

         (ii) 5,000,000 of authorized blank check preferred stock, $.01 par value per share, none of which have been designated. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

              3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary and the performance by the Buyer and the Transitory Subsidiary of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms. No vote of the holders of any class or series of Buyer capital stock is necessary to approve this Agreement or the Merger, and no such vote will be sought by Buyer.

              3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects (other than prospects relating to the economy in general or the biotechnology or pharmaceutical industries in general) of the Buyer (a "Buyer Material Adverse Effect") or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Buyer Material Adverse Effect or have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

              3.5  Reports and Financial Statements.
                   --------------------------------

                   (a) The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its (a) Prospectus dated May 6, 1996, as filed with the SEC (the "Buyer Prospectus"), and (b) all reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since May 6, 1996 (such reports are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and
         (iv) are consistent with the books and records of the Buyer.

                   (b) As to each contract that is material to the Buyer's business and which has been filed by the Buyer as an exhibit to any of the Buyer Reports, neither the Buyer nor, to the knowledge of the Buyer, the other party thereto is in breach or default thereunder, other than breaches or defaults which do not, either individually or in the aggregate, have a Buyer Material Adverse Effect.

                  (c) The Buyer has filed in a timely manner all documents that the Buyer was required to file under the Exchange Act.

              3.6 ABSENCE OF MATERIAL ADVERSE CHANGES. Since September 30, 1996, there has not been any material adverse change in the assets, business, financial condition, results of operations or future prospects (other than (i) prospects relating to the economy in general or the biotechnology or pharmaceutical industries in general or (ii) any circumstances or events arising out of or resulting from the execution or performance of this Agreement) of the Buyer.

             3.7 BROKERS' FEES. Except as to Robertson, Stephens & Co. LLP, neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

              3.8 BUYER COMMON STOCK. At the Effective Time, the Merger Shares and shares of Buyer Common Stock issuable upon exercise of the Options will not be subject to preemptive rights and will not be subject to any restriction on transfer imposed by the Buyer, except (i) restrictions on resale of the Merger Shares under the Securities Act and applicable state securities laws (because the Merger Shares will not have been registered thereunder); (ii) as provided in agreements of certain of the Company Stockholders referred to in Section 4.8 of this Agreement not to sell, transfer or convey such shares for a specified period of time after the Closing Date; and (iii) with respect to the Merger Shares issued to PerSeptive BioSystems, Inc. ("PBIO"), the repurchase option described in Section 5 of the Consulting and Services Agreement dated June 28, 1996 by and between the Company and PBIO, as amended from time to time.

              3.9 LITIGATION. The Buyer is not a party to or threatened to be made a party to (a) any unsatisfied judgment, order, decree, stipulation or injunction or (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or before any Governmental Entity or before any arbitrator to which the Buyer is a party or, to the knowledge of the Buyer, is threatened to be made a party that reasonably could be expected to have a Buyer Material Adverse Effect.

                                     ARTICLE IV

                                     COVENANTS

              4.1 BEST EFFORTS. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including without limitation making the representations referenced in Section 5.2(h) and
         Section 5.3(f)); provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any of its assets or businesses.

              4.2 NOTICES AND CONSENTS. The Company shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4 of the Disclosure Schedule).

              4.3 Confidential Offering Memorandum and Information Statement.
                  ----------------------------------------------------------

                  (a) As promptly as reasonably practicable following the execution of this Agreement, the Buyer and the Company shall jointly prepare appropriate materials for the purpose of making disclosure of the Merger to and soliciting the written consents of Company Stockholders in favor of the adoption of this Agreement and approval of the Merger. Such materials shall be in the form of a joint confidential offering memorandum and information statement (the "Offering Memorandum/Information Statement") which shall contain the information concerning the Buyer, the Transitory Subsidiary and the Company required under Regulation D (including without limitation, Rule 502(b)(2) thereof) and a form of written consent soliciting written consents from Company Stockholders in favor of the approval of the Merger and adoption of this Agreement.

                  (b) Promptly following preparation of the Offering Memorandum/Information Statement, the Company will circulate to each Company Stockholder the Offering Memorandum/Information Statement (which may include by reference, Buyer's Reports and other materials filed by the Buyer under the Exchange Act previously sent to Company Stockholders) and, pursuant thereto and in accordance with the Delaware General Corporation Law, shall solicit written consents from Company Stockholders in favor of the adoption of this Agreement and the approval of the Merger along with such other instruments and documents (including, without limitation, investor questionnaires and investment representations) as shall be required for the offering and sale of Merger Shares to be exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D.

                   (c) The Company shall comply with all applicable provisions of and rules under the Securities Act and the Delaware General Corporation Law in the preparation and distribution of the Offering Memorandum/Information Statement and the solicitation of written consents thereunder. Without limiting the foregoing, the Company shall ensure that the information in the Offering Memorandum/Information Statement relating to the Company or furnished by the Company in writing for inclusion therein does not, as of the date on which it is distributed to Company Stockholders, and as of the date of taking of action by written consent, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information relating to the Buyer or any other information furnished by the Buyer in writing for inclusion therein).

                   (d) The Buyer shall comply with all applicable provisions of and rules under the Securities Act in the preparation and distribution of the Offering Memorandum/ Information Statement and the offering and issuance of the Merger Shares. Without limiting the foregoing, the Buyer shall ensure that the Offering Memorandum/Information Statement does not, as of the date on which it is distributed to Company Stockholders, and as of the date of the taking of action by written consent, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company in writing for inclusion therein).

                   (e) The Company, acting through its Board of Directors, shall include in the Offering Memorandum/Information Statement the recommendation of its Board of Directors that the Company Stockholders consent to the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Stockholder Approval. Notwithstanding the foregoing, the obligations set forth in this paragraph (e) shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if (i) the Company receives a bona fide written offer, subject only to customary conditions (excluding any financing condition), for an acquisition of all or substantially all of the Company on terms more favorable in the aggregate, from a financial point of view, to Company Stockholders than the terms of the Merger (a "Higher Offer") and (ii) the Board of Directors of the Company is advised in a written opinion from outside legal counsel (a copy of which is furnished to the Buyer) that the fiduciary duties of the Board of Directors under applicable law prohibit it from fulfilling the foregoing obligations.

              4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance in all material respects with applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

                   (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, except as set forth in
         Section 1.10(d) hereto, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), except as set forth in Section 1.10(d) hereto, or amend any of the terms of any convertible securities, Options or Warrants;

                   (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                   (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                   (d) except for the executive bonuses, not to exceed in the aggregate $300,000, enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement of the type described in Section 2.14 or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing employee benefit plan;

                   (e) acquire, sell, lease, encumber or dispose of any assets or property, other than purchases and sale of assets in the Ordinary Course of Business;

                   (f)  amend its charter or By-laws;

                   (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                   (h) discharge or satisfy any Security Interest or pay any obligation or liability (including without limitation any payment, other than accounting expenses, printing expenses and legal fees, relating to the offering that is the subject of the Company Registration Statement) other than in the Ordinary Course of Business;

                   (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

                   (j) sell, assign, transfer or license any Intellectual Property;

                   (k) enter into, amend (in a manner that is adverse to the Company or the Buyer), terminate, take or omit to take any action that would constitute a material violation of or material default under, or waive any rights under, any Material Contract;

                   (l) make or commit to make any capital expenditure in excess of $50,000 per item;

                   (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this

         Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

                   (n) except as set forth in Section 1.10(d) hereto, agree in writing or otherwise to take any of the foregoing actions.

              4.5 FULL ACCESS; INTERIM FINANCIAL STATEMENTS. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company. Promptly following the end of each month between the date of this Agreement and the Closing Date, the Company shall prepare and furnish to the Buyer financial statements of the Company as of and for the month and year to date period ending on the last day of such month, all in a manner consistent with the Company's past practice.

              4.6 NOTICE OF BREACHES. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or
         (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

              4.7 EXCLUSIVITY. The Company shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any subsidiary or any division of the Company or any subsidiary (an "Acquisition Transaction") or (b) provide any non-public information concerning the business, properties or assets of the Company or any subsidiary to any person or entity (other than the Buyer). Notwithstanding the foregoing, the Company may furnish or cause to be furnished non-public information concerning the business, properties or assets of the Company to any other person or entity, and may engage in discussions or negotiations with another person or entity, if in either case (i) such person or entity has submitted a Higher Offer to the Company prior to the receipt of Requisite Stockholder Approval and (ii) the Board of Directors of the Company is advised in a written opinion from outside legal counsel (a copy of which is furnished to the Buyer) that the fiduciary duties of the Board of Directors under applicable law so require. The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7.

              4.8 AGREEMENTS FROM CERTAIN COMPANY STOCKHOLDERS. In order to induce the Buyer and the Transitory Subsidiary to enter into this Agreement, the Company Stockholders listed on Schedule 4.8 hereto have each entered into a Stockholder Agreement by and among such Stockholder, the Company and the Buyer in the form of Exhibit A. The Company agrees to use its best efforts to assure that all such Stockholder Agreements remain in full force and effect through and including the Effective Time.

             4.9 LISTING OF MERGER SHARES. The Buyer shall use its best efforts to list the Merger Shares on the Nasdaq National Market at the time that the Registration Statement (as defined in Section 4.1(b)) is declared effective by the SEC.

             4.10 INDEMNIFICATION. The Buyer shall not, for a period of six years after the Effective Time, take any action to alter to impair any exculpatory or indemnification provisions now existing in the Amended and Restated Certificate of Incorporation or By-Laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

             4.11 Registration of Buyer Common Stock Comprising the Merger
                  -------------------------------------------------------
                  Shares.
                  ------

                  (a) For purposes of this Agreement, "Registrable Shares" shall mean the shares of Buyer Common Stock issued in the Merger (and any shares received in respect of such shares because of a stock split, stock dividend, recapitalization, classification or other live event), but excluding shares of Buyer Common Stock issued in the Merger that have been sold or otherwise transferred by the Company Stockholders who initially received such shares in the Merger (collectively, the "Holders"); provided however, that a distribution of shares of Buyer Common Stock issued in the Merger without additional consideration, to underlying beneficial owners (such as the general and limited partners, shareholders or trust beneficiaries of a Holder) shall not be deemed such a sale or transfer for purposes of this Section 4.11 and such underlying beneficial owners shall be entitled to the same rights under this Section 4.11 as the initial Holder from which the Registrable Shares were received and shall be deemed a Holder for the purposes of this Section 4.11.

                   (b) On or before June 2, 1997, the Buyer shall file, and shall use its best efforts to have declared effective as promptly as practicable thereafter, a "shelf" registration statement (the "Registration Statement") on Form S-3 (or such successor or other appropriate form) pursuant to Rule 415 (or similar rule that may be adopted by the SEC under the Securities Act) for the resale of the Registrable Shares; provided, that in the event that the Buyer is not eligible to utilize a Form S-3 registration statement, Buyer's obligations under this sentence shall instead require the filing of a Registration Statement on Form S-1 or Form S-2, it being understood by the parties that at such time as the Buyer becomes eligible to use Form S-3 it shall be entitled to convert any registration statement on Form S-1 or S-2 to a registration statement on Form S-3. Except as set forth below, the Buyer agrees to use its best efforts to keep the Registration Statement effective for a period of three years (or such shorter period of time to which the three-year period specified in Rule 144(k) may be shortened at any time after the date of this Agreement) after the Effective Time or, if shorter, when (i) all the Registrable Shares have been sold pursuant to the Registration Statement or (ii) the first date on which each Holder may sell all of the Registrable Shares held by such Holder without registration pursuant to Rule 144 of the SEC within a three-month period.

                   (c) The Buyer shall use its best efforts to qualify all Registrable Shares under any applicable state securities laws; PROVIDED, HOWEVER, that Buyer shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                   (d) From time to time, the Buyer will amend or supplement the Registration Statement and any prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulations. The Buyer will also promptly provide the Holders with as many copies of the prospectus contained in the Registration Statement as Holders may reasonably request.

                   (e) The Buyer shall be entitled to (i) postpone the filing or effectiveness of the Registration Statement or (ii) if effective, elect that the Registration Statement not be usable and require each Holder seeking to sell Registrable Shares pursuant to the Registration Statement to suspend sales or purchases pursuant to any prospectus contained therein, for a reasonable period of time, but not in excess of 60 days (a "Blackout Period"), if the Buyer determines in good faith that the registration and distribution of Registrable Shares (or the use of the Registration Statement or any related prospectus) would interfere with any pending material acquisition, material corporate reorganization or any other material corporate development involving the Buyer or any of its subsidiaries or would require premature disclosure thereof. If circumstances beyond the control of the Buyer require a Black-Out Period, the Buyer agrees to use its best efforts to
         (i) cause such filings to be made or the registration statement to be declared effective and/or to (ii) lift such suspension as soon as possible after the commencement of a Black-Out Period. The Buyer shall promptly give each Holder seeking to sell or purchase Registrable Shares pursuant to the Registration Statement written notice of such determination and an approximation of the anticipated delay; PROVIDED, HOWEVER, that the aggregate number of days included in all Blackout Periods during any consecutive 12 months shall not exceed 120 days.

                   (f) Each Holder seeking to sell Registrable Shares pursuant to the Registration Statement shall provide in writing all information reasonably requested by the Buyer for inclusion in or in connection with the Registration Statement and any such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (g) The Buyer will indemnify and hold harmless each holder of Registrable Shares (including any broker or dealer through whom such shares may be sold) and each person, if any, who controls such holder or any such broker or dealer within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse each such holder and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or the Registration Statement or any such prospectus as from time to time amended or supplemented by the Buyer), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by the Buyer of any rule or regulations promulgated under the Securities Act or any state securities laws applicable to the Buyer and relating to action or inaction required of the Buyer in connection with such registration. Notwithstanding the foregoing, the Buyer shall have no obligation to indemnify any such holder or controlling person if:
         (i) such untrue statement or omission was made in such Registration Statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to the Buyer in connection therewith by such holder of Registrable Shares (in the case of indemnification of such holder) or such controlling person (in the case of indemnification of such controlling person) expressly for use therein, or (ii) such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such holder of Registrable Shares on a timely basis, and such holder of Registrable Shares failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

                   (h) Each holder of the Registrable Shares so registered will indemnify and hold harmless the Buyer, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the Registration Statement and each person, if any, who controls the Buyer within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities law or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Buyer and each such director, officer, or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the Registration Statement or any such prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only to the extent that such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Buyer in connection therewith by such holder of Registrable Shares expressly for use therein. Each Holder's obligations hereunder shall be limited to an amount equal to the proceeds received by such Holder sold in any such registration.

                   (i) Each person entitled to indemnification under this
         Section 4.11 (an "Indemnitee") shall give notice to the party required to provide indemnification (the "Indemnitor") promptly after such Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and the Indemnitor shall assume the defense of any such claim and any litigation resulting therefrom, including the employment of counsel selected by the Indemnitor (and reasonably acceptable to the Indemnitee) and shall assume the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, except that the Indemnitor shall pay the fees and expenses of such counsel if dual representation would be inadvisable due to actual or potential differing interests between the parties. The failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Section 4.11 except to the extent the Indemnitor is materially prejudiced thereby. The Indemnitor shall not be liable for any settlement of any such action or proceedings effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnitor shall indemnify and hold harmless such Indemnitee from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Each Indemnitee shall furnish such information regarding itself or the claim in question as an Indemnitor may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                   (j) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Buyer or any Holder makes a claim for indemnification pursuant to this
         Section 4.11 but it is judicially determined (by the entry of a final judgment or decree by a court




                                         -29
         of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 4.11 provides for indemnification, in such case, then the Buyer and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Buyer on the one hand and of the Holder on the other in connection with the statements or omission which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Buyer and any Holder from the offering of the securities covered by such Registration Statement. The relative fault of the Buyer on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Buyer on the one hand or by the Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; PROVIDED, HOWEVER, that, in any such case (i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Registrable Shares offered by it pursuant to the Registration Statement; and (ii) no person or entity guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                   (k) The Buyer shall bear all costs and expenses of the registration provided for in this Section 4.11, including, but not limited to, printing, legal and accounting expenses, SEC and NASD filing fees and all related "Blue Sky" fees and expenses, and the reasonable fees and expenses of one counsel for all Holders PROVIDED, HOWEVER, that the Buyer shall have no obligation to pay or otherwise bear any portion of the underwriters' or other commissions or discounts or brokerage fees or commissions, attributable to the Registrable Shares being offered and sold by the Holders.

                   (l) So long as the Registration Statement is effective covering the resale of the Registrable Shares, the Buyer shall file in a timely manner all documents that the Buyer is required to file under the Exchange Act and shall furnish to each Holder upon request:

                       (i)   any such documents filed by the Buyer with the SEC;

                       (ii) upon the reasonable request of the Holder, any other information concerning the Buyer that is generally available to the public; and

                       (iii) an adequate number of copies of the prospectuses
                             relating to the resale of the Registrable Shares to supply to any party requiring such prospectuses.


                                      ARTICLE V

                        CONDITIONS TO CONSUMMATION OF MERGER

             5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                   (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

                   (b) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
         (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

                   (c) The Buyer shall have received an opinion from Hale and Dorr LLP to the effect that the offering and sale of the Merger Shares is exempt from the registration requirements of the Securities Act.

             5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

                   (a) the holders of at least 95% of the total number of outstanding Company Shares as of the Effective Time shall have consented in writing to the adoption of this Agreement and the approval of the Merger;

                   (b) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                   (c) the representations and warranties of the Company set forth in Article II shall have been true and correct when made on the date hereof and shall be true and correct in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct in accordance with their terms) as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                   (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time (other than those agreements and covenants which are qualified as to materiality, which shall have been performed or complied with in accordance with their terms);

                   (e) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses
         (a) through (d) of this Section 5.2 is satisfied in all respects;

                   (f) the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion with respect to the matters set forth in EXHIBIT B attached hereto, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date;

                   (g) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company specified by the Buyer in writing at least one business day prior to the Closing;

                   (h) the Buyer shall have received an opinion from Hale and Dorr LLP, in a form reasonably satisfactory to the Buyer, dated the Closing Date, based upon certain factual representations of the Company and the Buyer reasonably requested by such counsel, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the Company, the Buyer or the Transitory Subsidiary as a result of the Merger;

                   (i) the following agreements shall have been executed and delivered and shall remain in full force and effect as of the Effective
         Time: (i) the Letter Agreement dated January 18, 1997 by and between Comdisco Inc. and the Company; (ii) the Letter Agreement dated January 18, 1997 by and among Comdisco, Inc., the Company and the Buyer; (iii) the Amendment, Consent and Waiver Agreement dated January 18, 1997 by and among Wyeth-Ayerst, the Company and the Buyer; (iv) the Letter Agreement dated January 18, 1997 by and between Pfizer, Inc. and the Company; (v) the Letter Agreement dated January 18, 1997 by and between PBIO, the Company and the Buyer; and (vi) the Stockholder Agreements with the holders of Company Shares set forth on Schedule 4.8;

                   (j) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary; and

                   (k) the holders of (i) Options covering at least 90% of the Company Shares subject to outstanding Options, and (ii) at least 90% of the total number of outstanding Company Shares as of the Effective Time held by employees, former employees and consultants of the Company, shall have signed a Lock-up Agreement by the Closing Date which shall have substantially identical terms to the lock-up provisions set forth in the Stockholders Agreement attached hereto as EXHIBIT A.

              5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                   (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall have been true and correct when made on the date hereof and shall be true and correct in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct in accordance with their terms) as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                   (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time (other than those agreements and covenants which are qualified as to materiality, which shall have been performed or complied with in accordance with their terms);

                   (c) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (b) and (c) of Section 5.1 and clauses (a) and (b) of this Section 5.3 is satisfied in all respects;

                   (d) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations referred to in
         Section 4.2, except for any waivers, permits, consents, approvals or authorizations in whose absence the Merger could be consummated without materially adversely affecting the Company or the Company Stockholders;

                   (e) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in EXHIBIT C attached hereto, addressed to the Company and dated as of the Closing Date;

                   (f) the Company shall have received an opinion from Mintz, Levin, Cohen, Ferris, Glovsky and Popeo, P.C., addressed to the Company Stockholders in a form reasonably satisfactory to the Company, dated the Closing Date, based upon certain factual representations of the Company and the Buyer reasonably requested by such counsel, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no Company Stockholder who received Merger Shares in exchange for Company Shares in the Merger shall recognize taxable gain or loss upon such exchange; and

                   (g) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                                     ARTICLE VI

                                    TERMINATION

              6.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

                   (a) the Parties may terminate this Agreement by mutual written consent;

                   (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

                   (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after 45 days after the mailing of the Offering Memorandum/Information Statement to Company Stockholders pursuant to Section 4.3 hereof if prior to such date the Company does not have the consents providing for the Requisite Stockholder Approval;

                   (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before the 180th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

                   (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before the 180th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

                   (f) the Buyer may terminate this Agreement if (i) the Board of Directors of the Company withdraws its recommendation of the Merger or modifies such recommendation in a manner adverse to the Buyer, fails to reconfirm such recommendation within five business days after a request from the Buyer that the Board of

         Directors do so or fails to reject any proposal relating to an Acquisition Transaction made by a party other than the Buyer within five business days following the date that such proposal is made.

              6.2 EFFECT OF TERMINATION. Except as set forth in Section 6.3, if any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party for breaches of this Agreement occurring prior to such termination.

              6.3 TERMINATION FEE. Notwithstanding Section 6.2, in the event of the termination of this Agreement by the Buyer pursuant to (x) Section 6.1(b) as a result of a breach by the Company of Section 4.3(b) or
         Section 4.7 or (y) Section 6.1(f), the Company shall, immediately upon such termination, pay to the Buyer in cash a termination fee in the amount of $3,000,000, plus an amount equal to all of the Buyer's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (including without limitation fees and expenses of legal counsel, investment bankers and accountants), whether incurred before or after the date of this Agreement ("Buyer Expenses"). Notwithstanding Section 6.2, in the event of the termination of this Agreement by the Buyer pursuant to (i) Section 6.1(b) (other than as a result of a breach by the Company of Section 4.3(b) or 4.7) or (ii) 6.1(d) or by any Party pursuant to Section 6.1(c), the Company shall pay to the Buyer in cash, upon demand, a sum equal to the Buyer Expenses.


                                     ARTICLE VII

                                     DEFINITIONS

                   For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

              Defined Term                               Section
              ------------                               -------

              Acquisition Transaction                    4.7
              Affiliate Agreement                        4.8
              Blackout Period                            4.11(e)
              Buyer                                      Introduction
              Buyer Common Stock                         1.5(a)
              Buyer Expenses                             6.3
              Buyer Material Adverse Effect              3.4
              Buyer Prospectus                           3.5(a)
              Buyer Reports                              3.5(a)

              Certificate of Merger                      1.1
              Certificates                               1.7(a)
              Closing                                    1.2
              Closing Date                               1.2
              Code                                       1.10(a)
              Comdisco                                   1.10(d)
              Company                                    Introduction
              Company Common Stock                       1.5(a)
              Company Registration Statement             2.6
              Company Shares                             1.5(a)
              Company Stockholders                       1.3
              Company Convertible Preferred Shares       1.5(a)
              Conversion Ratio                           1.5(a)
              Disclosure Schedule                        Article II
              Dissenting Shares                          1.6(a)
              Effective Time                             1.1
              Environmental Law                          2.15(a)
              ERISA                                      2.14(a)
              Exchange Act                               3.4
              Exchange Agent                             1.3
              Financial Statements                       2.6
              GAAP                                       2.6
              Governmental Entity                        2.4(b)
              Higher Offer                               4.3(e)
              Holders                                    4.11(a)
              Indemnitee                                 4.11(i)
              Indemnitor                                 4.11(i)
              Intellectual Property                      2.10(a)
              Material Adverse Effect                    2.1
              Material Contract                          2.11
              Materials of Environmental Concern         2.15(b)
              Merger                                     1.1
              Merger Shares                              1.5(a)
              Most Recent Balance Sheet                  2.8
              Offering Memorandum/Information
                 Statement                               4.3(a)
              Options                                    1.10(a)
              Ordinary Course of Business                2.4
              PBS                                        1.10(d)
              Parties                                    Introduction
              Permits                                    2.17
              Registrable Shares                         4.11(a)
              Registration Statement                     4.11(b)
              Regulation D                               2.20
              Requisite Stockholder Approval             2.3

              SEC                                        2.6
              Security Interest                          2.4
              Securities Act                             2.2
              Special Meeting                            4.3(a)
              Surviving Corporation                      1.1
              Transitory Subsidiary                      Introduction
              Warrants                                   1.10(d)


                                    ARTICLE VIII

                                   MISCELLANEOUS

              8.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure and a reasonable opportunity to comment thereon prior to making the disclosure).

              8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions in Article I concerning issuance of the Merger Shares, in Section 4.11 concerning registration rights and in Section 5.3(f) concerning the tax opinion are intended for the benefit of the Company Stockholders, the provisions of Section 1.10 are intended for the benefit of the holders of Options and the provisions of Section 4.10 are intended for the benefit of the officers and directors of the Company specified therein.

              8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

              8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

              8.5 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement shall expire with, and be terminated and extinguished upon, the occurrence of the Effective Time.

              8.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              8.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              8.8 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                   If to the Company:                 Copy to:
                   ------------------                 --------

                   ChemGenics Pharmaceuticals         Jeffrey Wiesen, Esq.
                     Inc.                             Mintz, Levin, Cohen,
                   One Kendall Square                   Ferris, Glovsky
                   Building 300                         and Popeo, P.C.
                   Cambridge, MA  02139               One Financial Center
                   Attention:  President              Boston, MA  02111

                   If to the Buyer:                   Copy to:
                   ----------------                   --------

                   Millennium Pharmaceuticals,        Steven D. Singer,
                     Inc.                               Esq.
                   640 Memorial Drive                 Hale and Dorr LLP
                   Cambridge, MA  02139               60 State Street
                   Attention:  President              Boston, MA  02109

                   If to the Transitory Subsidiary:   Copy to:
                   --------------------------------   --------

                   CPI Acquisition Corp.
                   c/o Millennium Pharmaceuticals,    Steven D. Singer,
                     Inc.                               Esq.
                   640 Memorial Drive                 Hale and Dorr LLP
                   Cambridge, MA  02139               60 State Street
                   Attention:  President              Boston, MA  02109

         Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery and telecopy), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

              8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

              8.10 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; PROVIDED, HOWEVER, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             8.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             8.12 EXPENSES. Except as provided in Sections 6.2 and 6.3 hereof, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

             8.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.14), in addition to any other remedy to which it may be entitled, at law or in equity.

             8.14 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
         8.8. Nothing in this Section 8.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

             8.15 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

             8.16 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                         MILLENNIUM PHARMACEUTICALS, INC.


                                         By: /s/ Mark J. Levin
                                            --------------------------------


                                         Title: Chief Executive Officer
                                               -----------------------------

                                         CPI ACQUISITION CORP.


                                         By: /s/ Mark J. Levin
                                            --------------------------------

                                         Title: President
                                               -----------------------------

                                         CHEMGENICS PHARMACEUTICALS INC.


                                         By: /s/ Barry A. Berkowitz, Ph.D.
                                            --------------------------------

                                         Title: Chief Executive Officer
                                               -----------------------------


              The undersigned, being the duly elected Secretary or Assistant Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                         /s/ Steven D. Singer
                                         -----------------------------------
                                         Secretary or Assistant Secretary


              The undersigned, being the duly elected Secretary or Assistant Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.

                                         /s/ Barry A. Berkowitz, Ph.D.
                                         -----------------------------------
                                         Secretary or Assistant Secretary